UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  August 29, 2005


                                HUMAN BIOSYSTEMS
             (Exact name of registrant as specified in its charter)

                                   000-28413
                            (Commission File Number)

           California                                      77-0481056
 (State or other jurisdiction             (I.R.S. Employer Identification No.)
                       of incorporation or organization)

                    1127 Harker Avenue, Palo Alto, CA 94301
          (Address of Principal Executive Offices Including Zip Code)

       Registrant's telephone number, including area code: (650) 323-0943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
=======================================================================

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2005, Human BioSystems (the "Company") entered into an Executive Consulting Agreement (the "Agreement") with Dr. David Winter. Pursuant to the agreement, Dr. Winter will serve as President of the Company. In that capacity, he will oversee the Company's platelet and organ development programs and supervise negotiations with the Company's alliance partners.

In consideration of these services, Dr. Winter will receive a monthly retainer of $3,000. He will also receive options to purchase 96,000 shares of the Company's common stock, at an exercise price of $0.73 per share (the closing price of the Company's common stock, as traded on the Over-the-Counter Bulletin Board on August 29, 2005). The options will vest over a 12-month period, at the rate of 8,000 shares per month. The options will be issued pursuant to the Company's nonqualified stock option plan, and Dr. Winter will execute the Company's standard stock option agreement.

During the term of the Agreement, Dr. Winter will also be eligible to receive a performance bonus in the maximum amount of 100,000 shares of the Company's common stock, upon reaching the following performance targets established by the Company's Board of Directors:

(a) 30,000 shares upon the Company's signing a letter of intent with a potential alliance partner or institutional investor within 12 months from the date of the Agreement;

(b) 40,000 shares upon the Company's signing a final binding agreement with an alliance partner or institutional investor within 18 months from the date of the Agreement; and

(c) 30,000 shares upon the Company's completion of the human infusion studies in process at the commencement of the Agreement, to be completed within 12 months from the date of the agreement.

Either party may terminate the Agreement prior to the end of the term with 30 days prior written notice.

A copy of the Agreement is included as Exhibit 10.1 to this Form 8-K. A press release announcing Dr. Winter's appointment is included as Exhibit 99.1.

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 29, 2005, the Company's Board of Directors appointed Dr. David Winter as its President. Dr. Winter succeeds Harry Masuda as President of the Company. Mr. Masuda will continue as the Company's Chief Executive Officer. Dr. Winter has been serving on Human BioSystems' Advisory Board.

Dr. Winter has over 20 years' experience in the pharmaceutical industry. Since January 2004 he has served as CEO of TriMed Research, Inc., a joint venture of the University of Nebraska Medical Center, UNeMED Corporation and Tridelta Development, Ltd. formed to research and commercially develop therapeutic products related to TriMed's proprietary mammary gland protein. Since January 2002 he has served as Medical Director of CTI, a contract research organization. From February 2001 to December 2003, he was President of Winter Consulting. He served as President and Chief Operating Officer of SangStat Medical Corporation, a pharmaceutical company making drugs used in transplantation, from March 1995 to June 1998, and as President and Chief Executive Officer of Human Organ Sciences, Inc., a subsidiary of SangStat, from July 1998 to 2001.

Dr. Winter is an experienced physician with a strong background in managing the clinical development and approval process. He served as President of the Sandoz Research Institute and as Vice President of Clinical Research and Development for Sandoz Pharmaceuticals. He led the development, registration and approval of cyclosporine as well as six other major compounds.

Prior to his industrial experience, Dr. Winter was the NASA Director of Life Sciences. In this position, he directed all the medical, biological and biomedical-engineering activities for the US space program. He received his M.D. from Washington University School of Medicine in St. Louis, Missouri.

The terms of Dr. Winter's engagement as President are set forth in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired: Not Applicable
(b)	Pro Forma Financial Information: Not Applicable
(c)	Exhibits: The following exhibits are included as part of this report

Exhibit No.	Description
----------      ------------
10.1  Executive Consulting Agreement, dated August 29, 2005
99.1  Press Release dated August 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 2, 2005


HUMAN BIOSYSTEMS


By:/s/ Harry Masuda
   ----------------
      Harry Masuda
      President and CEO